Homestead	4301 Wilson Blvd.	www.homesteadfunds.com
800.258.3030
Funds	Arlington, VA 22203

June 17, 2024

State Street Bank and Trust Company 801

Pennsylvania Avenue

Kansas City, MO 64105

Attention: Brock Hill

Re: HOMESTEAD FUNDS TRUST (the "Trust")

Ladies and Gentlemen:

Please be advised that the undersigned Trust has liquidated and terminated its series RURAL AMERICA GROWTH AND INCOME FUND and hereby requests that Appendix A to the Master Custodian Agreement dated as of April 9, 2019 as amended, modified, or supplemented from time to time (the "Agreement"), by and among each registered investment company party thereto, and State Street Bank and Trust Company ("State Street"), be amended and restated as set forth on Exhibit A attached hereto.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

HOMESTEAD FUNDS TRUST

By:

Name: Mark Santero

Title: CEO, President and Director, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:

Name: Brock Hill

Title: Senior Vice President, Duly Authorized

Date: June 20, 2024

Homestead	4301 Wilson Blvd.	800.258.3030	www.hcmesteadfund~.com
Arlington, VA 22203
Funds

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

(amended as of June 30, 2024 to remove Rural America Growth & Income Fund)

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC ANO FUNDS THEREOF. IF ANY

Homestead Funds Trust

Intermediate Bond Fund